Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 18th day of August, 2019 by and between ORAMED Ltd., a company incorporated under the laws of the State of Israel, with an address at 2/4 High Tech Park, Givat Ram, Jerusalem, Israel 91390 (the “Company”) and Joshua Hexter I.D. no. 317759470 an individual residing at, Alfasi 9, Jerusalem, Israel (the “Executive”).

WHEREAS:

A. The Company has agreed to engage the Executive to serve in the role of Chief Operating & Business Officer of the Company; and

B. The Executive and the Company wish to formally record the terms and conditions upon which the Executive will be employed by the Company, and each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	ENGAGEMENT

1.1	Engagement of Executive. The Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof.

1.2	Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence on September 19th, 2019 (the “Effective Date”) and shall continue until terminated by either party as provided herein (the “Term”).

1.3	Service.

(a)	As of September 19th, 2019, the Executive shall serve in the role of Chief Operating & Business Officer of the Company and ORAMED PHARMACEUTICALS INC. (the “Parent”).

(b)	Scope of service – from the Effective Date, the Executive shall perform his work on the basis of a full-time position.

(c)	Without derogating Article 2.1(b) below, it is hereby agreed that the working hours of the Executive shall be as required by the nature of the Executive’s position in the Company, however no less than 9 hours per day. The Executive’s regular weekly rest day is Saturday.

(d)	The Executive agrees to faithfully, honestly and diligently serve the Company. The Executive undertakes to devote all his working time, efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management, to follow the Company procedures as established from time to time. The Executive agrees and undertakes to inform the Company’s Chief Executive Officer (the “CEO”) immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and the Company.

(e)	The Executive undertakes to fulfill the responsibilities described in this Agreement and assist the Company, its affiliates, subsidiaries, related corporations and parent company now or hereafter existing (collectively, “Affiliates”) and to make himself available to it, even after the termination of his employment relations with the Company, for any reason, in any matter which the Company may reasonably request his assistance, including for the purpose of providing any information relating to his work or actions taken by him and including in the framework of disputes (including legal or quasi-legal proceedings).

1.4	Duties. The Executive’s services hereunder shall be provided on the basis of the following terms and conditions:

(a)	reporting to the CEO and the Company’s and Parent’s Board of Directors (the “Board”)

(b)	the Executive shall be responsible for everyday operations in all aspects of the company, including: patent portfolio, production and supply, clinical trial, contracts and negotiations with different vendors, managing and overseeing the office, being part of the strategic and executive strategic planning and executing it, and being part of the PR and IR implementation, all subject to any applicable law and to instructions provided by the CEO from time to time;

(c)	the Executive shall faithfully, honestly and diligently serve the Company and the Parent and cooperate with the Company and the Parent and utilize his professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company and the Parent, acting reasonably, and the Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive’s capability the Executive knows or ought to know to be necessary to ensure that the best interests of the Company and the Parent are maintained;

(d)	the Executive shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Board, and/or CEO; and

(e)	the Executive shall report the results of his duties hereunder to the CEO and/or the Board as it may request from time to time.

2.	COMPENSATION

2.1	Salary. For services rendered by the Executive during the Term, the Executive shall be paid a monthly salary, as follows:

(a)	the Executive shall be entitled to a gross monthly amount of NIS 56,000 (the “Salary”).

(b)	The Executive’s assignment is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; therefore the provisions of the Israeli Hours of Work and Rest Law - 1951, will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

(c)	Executive’s Salary and other benefits shall be annually reviewed by the Board based on his and the Company’s performance, all at the Board’s sole and absolute discretion.

2.2	Company Vehicle. The Executive shall be entitled to the use a company car, as shall be determined by the Company (the “Car”). The Company shall incur all reasonable expenses associated with use of the Car, including fuel expenses, maintenance, tolls, licensing, testing, registration, and insurance, however excluding personal traffic fines, payments to the tax authorities resulting from the use of the Car (“Shovi Shimush”) and the like, and the Executive hereby authorizes the Company to deduct any such amount from any amount owing to him thereby, including from the Salary and the Salary minus any such deduction will be referred to as the Executive’s Salary for all purpose (including social benefits and the parties’ contributions). The use of the Car shall be in accordance with the provisions of the Company’s car internal procedures, as may be amended from time to time by the Company and the Executive hereby authorizes the Company to deduct any amount needs to be deducted according to such internal procedures from any amount owing to him thereby, including from the Salary. The Employee shall bear any tax payments resulting from the aforesaid, to the extent applicable. The Car will be returned to the Company by the Employee immediately upon termination of Employee’s employment by the Company, for any reason whatsoever.

2.3	Expenses. The Executive will be reimbursed by the Company for pre-approved business expenses incurred by the Executive in connection with his duties, and in accordance with Company’s policy.

2.4	Vacation; Sick Leave and Recreation Pay. The Executive shall be entitled to 22 working days paid vacation (the “Annual Vacation”). It is hereby expressed that the Executive must make every effort to exercise his Annual Vacation; however, if the Executive is unable to utilize all the vacation days, he shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to a ceiling of double the number of his Annual Vacation (the “Ceiling”), provided that he takes at least seven consecutive annual working days vacation. If the Executive accumulate vacation days exceeding the Ceiling, the balance shall be deleted at the beginning of each calendar year. The Company may instruct the Executive to use his Annual Vacation, in the event that Company employees are sent by the Company on an organized vacation. In addition, Executive shall be entitled to sick leave, recuperation, holidays, recreation pay and any other benefits as mandated by applicable law. Treatment of the accrual of unused vacation time and other leave time shall be as provided by applicable law.

2.5	Additional Benefits. The Employee shall be entitled to the use of a Company paid mobile phone for business purposes, according to the Company’s policies and instructions, as amended from time to time. In addition, the Employee shall be entitled to the use of a Company owned laptop computer, according to the Company’s policies and instructions, as amended from time to time. Without derogating from the aforesaid, the Executive hereby undertakes not to make improper use of computer, computer devices, internet and/or e-mails, including (but not limited to) use of illegal software or the receipt and/or transfer of pornographic material, and/or any other material that is not connected with his work and may be harmful to the Company, other employees or any other third party. It is hereby clarified that for purposes of protecting its employees and property, the Company is entitled to conduct examinations and inspections every now and then in order to verify the fulfillment of the Executive’s undertakings set forth herein. The Employee shall bear any tax payments resulting from the aforesaid, to the extent applicable.

2.6	Deductions. The Executive acknowledges that all payments by the Company in respect of the services provided by the Executive are gross and shall be subject to the deduction of any amount which the Company as an employer is required to deduct or withhold from the Salary or other payments to an executive in accordance with statutory requirements (including, without limitation, health insurance, income tax, employee contributions and unemployment insurance contributions).

2.7	Bonus. The appropriate organ of the Company shall consider granting the Executive a bonus for each then-outgoing calendar year and salary and compensation increases for each then-incoming calendar year in amounts to be determined by the Board at least once every calendar year in line with other Executives.

2.8	Stock based compensation. Subject to the sole discretion and determination of the Board and/or its compensation committee as applicable and to the terms and provisions of Oramed’s Second Amended and Restated 2008 Stock Incentive Plan, as may be amended, restated or otherwise modified from time to time (“Plan”), the Executive shall be granted the following:

(a)	an option (“Option”) exercisable into 100,000 shares of Common Stock of the Parent (“Shares”). The exercise or “strike” price of the Options shall be the market price as of the date of issuance of the Options, and the Options shall be qualified employee stock options under applicable law. The Options shall vest in 16 consecutive equal installments during the 4 year period following September 1, 2019, such that every three months beginning December 1, 2019, 6,250 Options shall vest. Subject to the approval by Oramed’s board of directors or compensation committee, as applicable, in the case of a substantial change in the holdings of the Company, i.e. buyout or dilution of more than 35% of issued shares or the sale or licensing of the Company’s lead candidate drug, all Options shall be deemed to have fully vested and the Executive, in his discretion, may immediately exercise all his 100,000 Options immediately upon such event.

(b)	Additional Options (“Additional Options”) will vest upon the satisfaction (as determined by the Board of Directors of the Parent) of the following conditions:

(i)	40,000 Options upon the Company or Parent consummating an out-license arrangement in the aggregate amount of at least $10,000,000;

(ii)	20,000 Options upon the Company or Parent consummating any follow-on licensing transaction with Hefei Tianhui Incubator of Technologies Co. Ltd. or Hefei Tianmai Biotechnology development Co., Ltd.;

(iii)	20,000 Options upon the Company or Parent entering into a collaboration agreement (including business or research and development) with a third-party pharmaceutical company having a market capitalization of at least $500,000,000;

(iv)	20,000 Options upon the consummation of the merger, acquisition or sale of substantially all assets of Oramed HK Limited, the Company’s subsidiary organized under the laws of Hong Kong, in an aggregate amount of at least $100,000,000.

(c)	The Employee undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions. Any tax liability in connection with the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by the Employee.

3.	SOCIAL INSURANCE AND BENEFITS

3.1	The Executive shall be entitled to a pension arrangement, a Managers’ Insurance Policy (the “Policy”) and/or Pension Fund (the “Pension Fund”) as follows:

The Company shall contribute 8.33% of the Salary for severance compensation (the “Severance Contribution”).

In addition, the Company shall contribute 6.5% of the Salary for pension compensation (Tagmulim) towards Policy/Pension Fund.

In the event that the Executive chooses Policy arrangement, the pension compensation (Tagmulim) shall include the Company’s payment for purchase of disability insurance coverage sufficient to secure 75% of the Salary; provided that the Company’s contributions solely for pension compensation (Tagmulim) shall be not less than 5% and subject to the consent of the insurance company to insure the Executive. For the avoidance of any doubt, in the event that the cost to the Company shall be more than the required contributions rates towards pension compensation (6.5% as described above) due to the cost of the disability insurance, the total cost of the Company’s contributions to pension compensation and disability insurance collectively shall not exceed 7.5% of the Salary.

The Company shall deduct from the Salary the Executive’s contributions for pension compensation (Tagmulim) in an amount of 6% of the Salary towards Policy/Pension Fund.

Any tax liability in connection with pension arrangement shall be borne solely by the Executive.

The Executive agrees and acknowledges that the Company’s Severance Contribution in accordance with the foregoing, shall be in lieu of 100% of the severance payment to which the Executive (or his beneficiaries) shall be entitled with respect to the Salary and the contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Pay Law, 1963 (the “Severance Law”) in accordance with the instructions of “The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay” (the “General Approval”, a copy of which is attached hereto as Exhibit A), as amended from time to time in case the Executive chooses a Policy and in the event that the Executive chooses Pension Fund arrangement in accordance with Sections 7 and 9 to the Extension Order General Insurance Pension In The Israeli Market.

The Company hereby waives any of its rights to refund monies from the payments it transfers to the Policy/Pension Fund in accordance with this Section, unless the Executive’s right to severance pay is denied by virtue of a court order, under Sections 16 or 17 of the Severance Law, and in the same amount which was denied, or the Executive withdraws monies from the Policy and/or the Pension Fund not due to a Granting Event. The term “Granting Event” shall mean - death, disability or retirement at the age of sixty or more.

3.2	Keren Hishtalmut. The Company shall make monthly contributions on the Executive’s behalf to a recognized advanced study fund (the “Fund” (“Keren Hishtalmut”) in an amount equal to 7.5% of the Salary. In addition, the Company shall deduct 2.5% from the Salary and transfer those monies to the Study Fund. The Employee shall bear any and all taxes, which may apply with respect to such benefit.

3.3	Effect of Termination. Upon termination of this Agreement by either party, other than in circumstances constituting Cause (as defined below), the Company shall assign and transfer to the Executive, after Executive has met all of Executive’s obligations hereunder in connection with such termination of employment, the ownership in the Keren Hishtalmut Fund. Notwithstanding the above, in the event that this Agreement is terminated in circumstances constituting Cause, the Company, in its absolute discretion, may retain its payments to such funds and release to the Executive only those sums contributed by Executive to such funds.

3.4	Liability Insurance Indemnification. The Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

4.	CONFIDENTIALITY, INTELLECTUAL PROPERTY, COPYRIGHTS, PATENT AND NON COMPETITION

4.1	Maintenance of Confidential Information. The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with proprietary, non-public information (whether oral, written or by inspection) relating to the Company and its parent company, or its associates or customers (collectively for this Article 4 the “Company”) (the “Confidential Information”). For the purposes of this Agreement, “Confidential Information” includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

The Executive undertakes not to directly or indirectly give and/or transfer, directly or indirectly, to any person or entity, any material and/or raw material and/or product and/or part of a product and/or model and/or document and/or diskette and/or other information storage media and/or photocopied and/or printed and/or duplicated object containing any or all of the Confidential Information.

The Executive undertakes not to make any use, including duplication, production, sale, transfer, imitation and distribution, of all or any of the Confidential Information, without the prior written consent of the Company.

The Executive will not use or disclose any confidential information or trade secrets, if any, of any former employer or any third party or any information in respect of which the Executive has confidentiality obligations, and the Executive will not bring onto the premises of the Company any such information, unless express written consent was provided by such former employer or third party.

4.2	Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Confidential Information, as can be proven by written documentation; or

(d)	is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

4.3	Intellectual Property, Copyright and Patents

4.3.1	The Executive hereby acknowledges and agrees that the Company owns and shall own any and all Intellectual Property Rights created, made or discovered by the Executive or employee or personal that reports to Executive either: during the term of employment; and/or in connection therewith; and/or in connection with the Company, its business (actual and/or contemplated), products, technology and/or know how (“Company IPR”). Intellectual Property Rights means all worldwide (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

4.3.2	The Executive hereby assigns to the Company and/or its designee, all right, title and interest in and to Company IPR upon its creation. The Executive will assist the Company to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation, executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Executive’s relationship with the Company, all for no additional consideration provided that Executive shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document required, Executive hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and in its behalf to further the above purposes.

4.3.3	The Executive irrevocably confirms that the Salary is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law, and the Executive hereby waives, releases and forever discharges any claims and/or demands whatsoever, whether in law, in equity or otherwise, in relation to the Company IPR, including without limitation any moral rights and rights to receive royalties in connection therewith and expressly waive any rights to receive royalties under the Israeli Patent Law- 1967 without limitation, Section 134 thereof or other applicable laws.

4.3.4	The Executive represents and warrants that upon execution hereof it has not created and does not have any right, title or interest in and to any Intellectual Property Rights related and/or similar to Company’s business, products or Intellectual Property Rights, other than those set forth in Annex A1 hereto (“Prior Inventions”). The Executive undertakes not to incorporate any Prior Inventions in any Company IPR.

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4.3.5	The Executive undertakes to immediately inform and deliver to the Company, written notice of any Company IPR conceived/ invented by him and/or personal of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

4.3.6	The Executive’s obligations pursuant to this Section shall survive the termination of his employment with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

4.4	Non-Competition/Non solicitation

4.4.1	Non-Competition. Executive agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 6 months following the last date of actual service for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that directly competes with the Company’s business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within six (6) months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company’s Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time 5% of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

4.4.2	No Solicitation. Executive agrees and undertakes that during the period of his employment and for a period of 6 months following termination for any reason whatsoever, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, approach and/or solicit and/or recruit any employee, consultant, customer and/or supplier of the Company to leave his employ/disconnect his engagement with the Company.

4.5	Fiduciary Obligation. The Executive declares that the Executive’s relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

4.6	Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 4 may result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper. Nothing contained herein shall be construed to be a concession as to the appropriateness of any such application under the particular circumstances.

4.7	Reasonable Restrictions. The Executive agrees that all restrictions in this Article 4 are reasonable, in view of his position and the nature of the business in which the Company is engaged, the Executive’s knowledge of the Company’s business and the compensation he receives.

5.	TERMINATION

5.1	Termination For Cause or Disability. This Agreement may be terminated at any time by the Company upon notice, for Cause or in the event of the Disability of Executive. For the purposes of this Agreement, “Cause” means that the Executive shall have:

(a)	committed an intentional act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(b)	intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

(c)	intentionally or wrongfully disclosed any of the Confidential Information;

(d)	made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;

(e)	accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of the Company;

(f)	fundamentally breached any of the Executive’s material covenants contained in this Agreement, and did not cure the breach within a reasonable period (but in no event shall such period be less than 14 days) after being warned in writing by Company’s CEO of possible termination for cause on account of such breach; or

(g)	willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and did not cure the breach within a reasonable period (but in no event shall such period be less than 14 days) after being warned in writing by Company’s CEO of possible termination on account of such insubordination.

For the purposes of this Agreement, an act or omission on the part of the Executive shall not be deemed “intentional,” if it was due to an error in judgment or negligence, but shall be deemed “intentional” if done by the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

For the purposes of this Agreement, “Disability” shall mean any physical or mental illness or injury as a result of which Executive remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period. It is agreed that Disability will not be reason to exempt Company from Severance pay or any social benefits, or bonuses Executive is entitled to upon Termination.

Executive may terminate this employment without any prior notice and effective immediately in the event he was not paid his salary or his benefits, more than 45 days after such payment or benefit must be paid, or if his car or his mobile phone taken away from him without being replaced, for a period of more than 30 days, or if his responsibilities or title in the company were taken from him, for a period exceeding 60 days. Under such conditions Executive will be entitled to all social benefits related to termination including full Severance Pay and full release of funds under his Policy.

5.2	Termination Without Cause. Either the Executive or the Company may terminate the Executive’s employment without Cause, for any reason whatsoever, with 30 days’ prior written notice within the first 6 months of the Executive’s engagement, and 60 days, prior written notice thereafter (said terms of 30 days and 60 days, respectively, shall be defined as the “Notice Period”).

5.3	The Notice Period.

(a)	During the period following the notice of termination (the “Notice Period”), Executive shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume Executive’s responsibilities.

Nevertheless, the Company shall have the right not to take advantage of the full or part of the Notice Period. In the event of such termination, the Company shall pay the Executive his Salary his social benefits as described in Articles 3.1 and 3.2 as detailed in this Agreement for the remainder in lieu of the Notice Period.

It is hereby expressly stated that the Company reserves the right to terminate the Executive’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Executive. In the latter case such termination shall not constitute a dismissal of the Executive by the Company.

It is agreed that if Company needs Executive for any further assistance after the Notice Period it will pay Executive $200 per hour of work plus VAT, beyond the first 20 hours of such work.

(b)	Notwithstanding the foregoing, the Company may terminate the Executive’s employment with a delivery of written notice, without waiting the Notice Period in the event of termination under circumstances which deprive the Executive of severance pay under Israeli law, and/or a breach of trust. In such case, Company must pay the Executive his salary and other benefits for the Notice Period, and the Company must file a claim to the competent Labor court within 30 days of delivery of written notice of termination to the Executive. In a case of a judgment that ruled that Executive is not entitled even to his salary and benefits during the Notice Period, Executive must return all money and value of benefits he received to Company within 60 days this judgment becomes final and non- appealable.

(c)	In the event that the Executive terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 6.2 above, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any debt which it may owe the Executive an amount equal to the salary that would have been paid to the Executive during the Notice Period, had he worked; this deduction shall be without derogation of any of the Executive’s rights or the Company’s obligations.

5.4	Limitation of Damages. It is agreed that in the event of termination of employment, neither the Company, nor the Executive shall be entitled to any notice, or payment in excess of that specified in this Article 5, unless a Labor court rules that the Termination or Termination Process was not lawful or was not effective.

5.5	Return of Materials. Within three days of any termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, car, cell phone, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets.

5.6	Effect of Termination. Articles 4 hereto and hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever but without derogation of any rights of the Executive under applicable law, including without limitation, to unpaid salary, benefits, options, vacation time, etc., throughout the date of termination and the Notice Period.

6.	MUTUAL REPRESENTATIONS

6.1	Each party hereto represents and warrants to the other that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he/it is a party or by which he/it is bound, and (ii) do not require the consent of any person or entity, or that to the extent such consent is required, it has been obtained.

6.2	The Company represents and warrants to Executive that this Agreement is subject to the approval of the compensation committee and all the applicable approvals according to applicable law.

6.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

7.	NOTICES

7.1	Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Oramed Ltd. 2/4 High Tech Park PO Box 39098 Givat Ram, Jerusalem Israel 91390 Fax: 972 2 5660004

(b)	and in the case of the Executive, to the Executive’s last residence address known to the Company.

7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

8.	GENERAL

8.1	Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

8.2	Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

8.3	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.4	Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

8.5	Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

8.6	Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

8.7	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

8.8	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.9	Governing Law. This Agreement shall be exclusively construed and interpreted in accordance with the laws of the state of Israel applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the state of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Jerusalem court.

8.10	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

This Agreement constitutes due notification in accordance with the Notice to Employee Law (Employment Terms), 2002 and the regulations promulgated thereunder.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

ORAMED Ltd.

Nadav Kidron:	/s/ Nadav Kidron	Joshua Hexter:	/s/ Joshua Hexter

Title: Chief Executive Officer

ANNEX “A”

Use of computer systems, internet browsing and company email

1. It is strictly forbidden to make use of company1 computers, internet browsing or company email for any purposes which are illegal, inappropriate or unsuitable, including accessing inappropriate or unsuitable websites (such as pornographic websites). it is additionally forbidden to install any programs on company computer systems, or make use of any such system to transfer materials unrelated to work or detrimental to the company, its clients, employees, or any other third party. misuse of company computers, internet browsing or company emails may cause considerable harm to the company or other third parties, as well as the computer systems themselves and their users. if in doubt, please refer to the company it manager.

2. We would like to clarify that the company does not forbid private use of the computer made available to you for work purpose or the office internet connection, within reasonable bounds, and while always maintaining confidentiality (as set forth in your employment agreement), without derogating from work requirements and subject to section 1 above. nonetheless, it is important to clarify that due to the nature of the company computer systems, network operational maintenance requirements, as well as for the implementation of this section 2, the company may block certain websites from access, and the company it manager may access any computer on the company network, and accordingly, any information found on your computer may be exposed to the company it manager and his/her /her superiors.

3. The company provides you with an email account exclusively for professional use as required within the scope of your position in the company. therefore, the company shall be entitled to monitor and conduct surveillance of the communicated data in any such professional mailbox. you are aware, and hereby consent that the company shall be permitted to access the contents of such mailbox, should an urgent professional need arise or in case there is grave concern or reasonable grounds for concern regarding activity which is illegal or harmful to the company or any third party (including violation of the terms above), or in any other case in accordance with the law. such monitoring shall be conducted proportionally, in adherence to the goals as stated above, and the information, if aggregated, shall be stored solely for the period of time required for the purposes as stated above. the monitored information, if and any as such, shall not be transferred to any third party, excluding the security and support service provider of the company’s computer systems, any security and support service provider which shall replace it in the future, or in accordance with the law, subject to the aforementioned. accordingly, any information found in the professional electronic mailbox may be accessible to the company, and as such it should be taken into account that any private use of the professional mailbox should be avoided. at the expiration of your position with the company, any private correspondence saved in the professional mailbox must be removed (if any such correspondence exists despite the above) and any information found in the professional mailbox (which should contain solely professional correspondence) shall be exposed to the relevant parties in the company. if you wish to do so, you may make private use of electronic mail correspondence using a private and external mail service (such as gmail), with which you may send and receive private correspondence which will not be exposed to the company, and so long as such use is made reasonably and in adherence to the company policy as stated above.

4. It is also clarified that the company may allow other employees and other third parties and use the personal laptop / laptop that is given to you for your work. since the computer, e-mail, corporate network and internet connection are provided for professional purposes only, the company has the right to disconnect you from such systems at its sole discretion at any time. without prejudice to the foregoing, it is prohibited to leave these tools and / or to give access to any of these tools without supervision and / or contrary to the company’s policy. in any case where there is a concern that another party, other than you, has access to these tools (for example, in the event of password disclosure, theft and / or loss), contact the computer administrator immediately.

1 All terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

5. In addition, you are to avoid using the internet in general and social networks in particular in a manner that is likely to create the impression that your private use of the social networks is on behalf of the company and/or in its name. thus, for example, it is forbidden to upload pictures or other information connected to the company or the company’s events or the company’s employees, or make use of the company’s name or any insignia in a manner that indicates that your publication is an official publication of the company, as opposed to your private publication, upon your own authority. in any event of doubt, you may contact the it manager with any questions.

6. For the avoidance of any doubt, the it manager, anyone acting on his/her behalf, and any other person who has access to the e-mail, computer and the various folders, are to refrain from any use at all of the information therein, including its publication or any other personal use, beyond the purposes delineated in this policy, and to keep this information in strictest confidence.

7. It is preferable, that during your absence from work, for whatever reason, you leave an orderly “out of office” email message with the date of your return and a referral to whomever is substituting for you during the period of your absence.

8. You undertake that, at the termination of your employment, you transfer the content of the computer and your email account, as is, to the it manager. if you wish to delete personal and private files or to remove them from the computer – this shall be done only with the approval of and in coordination with the it manager.

9. After termination of your employment, the company, by means of the direct supervisor and it manager, shall be entitled to access your computer, email account and folders.

10. You are required to keep current regarding the company’s policy of computer use as will be updated from time to time.

I hereby read and declare I read this annex A, understood its provisions and agree thereto.

Joshua Hexter:	/s/ Joshua Hexter	Date:	18/8/19

Exhibit A
To the Personal Employment Agreement by and between
Oramed Ltd. and Joshua Hexter

הסכם עפ"י סעיף 14 לחוק פיצויי פיטורים

אני הח"מ, מאשר/ת בזאת כי אני מסכים/מה לאמץ את התנאים המפורטים להלן בדבר תשלומים שוטפים בלבד של המעביד לקופת הביטוח (ביטוח מנהלים) למטרת קיצבה ו/או לקרן פיטורים, כפי שפורסמו בי"פ 4659 מיום 30.6.98 בע"מ 4394 (תיקון אחרון – י"פ 4970, בעמ' 1949):

"בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים התשכ"ג – 1963 (להלן – החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופת גמל) התשכ"ד – 1964 (להלן – קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן – קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן – תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן – השכר המופטר), ובלבד שנתקיימו כל אלה:

1. **תשלומי המעביד** -

(א) לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחיסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור לפי 2.5% מהשכר המופטר, לפי הנמוך מביניהם (להלן – תשלום לביטוח אובדן כושר עבודה);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2. לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו –

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה; (ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או משך העובד כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה, "אירוע מזכה" – מוות, נכות או פרישה בגיל שישים ויותר.

3. אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

/s/ Nadav Kidron

החברה

/s/ Joshua Hexter

העובד

Exhibit A (English Translation)

General Confirmation Regarding Employers’ Payments to Pension Funds and Insurance Funds Instead of Severance Pay

By my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter - the Law), I hereby confirm that payments made by an employer from the date of publication of this confirmation, for an employee’s comprehensive pension, to a provident fund for pension which is not an insurance fund, as defined in the Income Tax Regulations (Rules for Approval and Management of Provident Funds), 5724-1964 (hereinafter - pension fund), or for an executive insurance policy that includes the possibility of a pension or a combination of payments for a pension plan and for a non-pension plan in an insurance fund as stated (hereinafter - insurance fund), including payments which the employer made by a combination of payments to a pension fund and to an insurance fund, whether the insurance fund includes a pension plan or not (hereinafter - employer payments), will replace the severance pay to which the employee is entitled for the salary on which said payments were made and the period for which they were made (hereinafter - exempt salary), if the following conditions are satisfied:

(1)	Employer payments -

(A)	To a pension fund - are not less than 14 1/3% of the exempt salary, or 12% of the exempt salary if the employer makes additional payments on behalf of his employee for severance pay supplementation to a provident fund for pension or to an insurance fund at the rate of 2 1.3% of the exempt salary. If an employer does not pay beyond the 12% an additional 2 1/3% as stated, then his payments will come instead of only 72% of the employee’s severance pay.

(B)	To an insurance fund – are not less than one of the following:

(1)	13 1/3% of the exempt salary, if the employer makes additional payments on behalf of the employee to assure his monthly income in case of work disability, in a plan approved by the Capital Market, Insurance and Savings Commissioner in the Finance Ministry, at the lower of the rate required to assure 75% of the exempt salary or 2 1/2% of the exempt salary (hereinafter - work disability payment).

(2)	11% of the exempt salary, if the employer makes an additional work disability payment, and in such case the employer payments will come instead of only 72% of the employee’s severance pay. If in addition to the above the employer pays 2 1/3% of the exempt salary for severance pay supplementation to a provident fund for pension or to an insurance fund in the name of the employee, the employer payments will come instead of 100% of the employee’s severance pay.

(2)	A written agreement was made between the employer and the employee no later than three months after the commencement of the employer payments that includes -

(A)	The agreement of the employee to the arrangement pursuant to this confirmation, which details the employer payments as well as the pension fund or the insurance fund, as the case may be. Said agreement must include the text of this confirmation.

(B)	The employer’s prior waiver of any right he could have to reimbursement of any amount of his payments, unless the employee’s right to severance pay is denied by judgment under sections 16 or 17 of the Law, and to the extent it is so denied, and in case the employee withdrew monies from the pension fund or the insurance fund other than for an entitling event. In this regard, entitling event means death, disability or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s right to severance pay under the Law, a collective agreement, an extension order or an employment contract, for any salary above the exempt salary.

/s/ Nadav Kidron	/s/ Joshua Hexter
The Company	The Employee

A-4